Independent Auditors' Consent




   The Board of Directors
   Johnson Worldwide Associates, Inc.:


   We consent to incorporation by reference in the Registration Statements (No. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899 and
   33-61285) on Form S-8 of Johnson Worldwide Associates, Inc. of our report dated July 19, 1995, with respect to the statement of assets acquired for the SpiderWire product line of Safari Land Ltd., Inc. as of March 31, 1995, which report appears in the amendment on Form 8-K/A to the Form 8-K of Johnson Worldwide Associates, Inc. dated May 11, 1995.

   As indicated in note 1 to the statement of assets acquired, the statement was prepared solely to present the assets acquired pursuant to the Purchase Agreement, and is not intended to be a complete presentation of the assets and liabilities of the SpiderWire product line of Safari Land Ltd., Inc.




                                                        KPMG Peat Marwick LLP




   Milwaukee, Wisconsin
   July 19, 1995